Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter and Year Ended December 31, 2016, Declares First Quarter 2017 Distribution of $0.18 per Share, and Announces Waiver of Incentive Fees based on Income

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GAAP net investment income of $0.24 per share, or $0.22 per share excluding an insurance reimbursement payment related to a previously announced legal settlement, providing fourth quarter distribution coverage of 112% and 105%, respectively.

•	NAV declined 2.0% to $8.21 per share during the quarter, primarily resulting from net unrealized depreciation on legacy assets

•	Net leverage and total liquidity relatively unchanged quarter-over-quarter, at 0.55x and $261 million, respectively

•	Non-accrual rate declined from 11.1% to 5.4% of our debt investments at amortized cost or from 4.0% to 0.7% at fair market value

New York, March 8, 2017 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on April 3, 2017 to stockholders of record as of March 20, 2017. Additionally, BlackRock Advisors, LLC, the Company’s investment adviser, in consultation with the Company’s Board of Directors, has agreed to waive incentive fees based on income from March 7, 2017 to December 31, 2018 or approximately 21 months. The start date of the fee waiver coincides with the change to the fee calculation that was previously approved by stockholders on February 18, 2015.

“Over the past year, the earnings capability of the portfolio has been reduced due to underperformance of certain legacy investments including several oil and gas and oilfield services related investments, leading to inadequate distribution coverage at its prior level. We are committed to creating long-term shareholder value and believe that aligning the distribution with the earnings power of the portfolio will provide our shareholders with more stable and consistent returns. Also, we believe that waiving 100% of the incentive fees based on income for this significant time period will allow us to create immediate shareholder value as we seek to rotate out of the remaining legacy equity positions and reinvest the proceeds into income generating assets,” commented Michael J. Zugay, CEO of BlackRock Capital Investment Corporation.

“Our investment strategy is aimed at dampening volatility in the overall portfolio. As such, our new deployments are focused on (i) 1st lien senior secured investments through BCIC Senior Loan Partners (“Senior Loan Partners”), which was formed in Q2 2016, (ii) Gordon Brothers Finance Company (“GBFC”), wherein the underlying risk to our investment is derived from a diversified pool of primarily first lien, asset-based investments, and (iii) opportunistic junior capital into companies with strong credit profiles backed by strong sponsors and talented management teams. During the fourth quarter of 2016, we continued to ramp up our investment in Senior Loan Partners, which added three first lien loans to its portfolio. Due to timing of repayments and deployments, we did not make net incremental investments into GBFC, but we expect to do so in the future as GBFC continues to execute its business plan. We also added 2nd lien exposure in a new portfolio company as we continue to see junior debt investment opportunities from our sponsor relationships.

“During the quarter, we successfully restructured our investment in Vertellus Specialties Inc. (“Vertellus”), bringing it off non-accrual status and taking down the overall non-accruals in the portfolio. Our team has worked diligently to restructure challenged credits to allow these companies to focus on growth. BCIC continues to have a favorable financial position with moderate net leverage at 0.55x and ample liquidity of $261 million. This provides us the financial flexibility to focus on the remaining challenges in the legacy portfolio and to prudently deploy net new capital.”

Financial Highlights

	Q4 2016		Q3 2016		Q4 2015
	Total	Per	Total	Per	Total	Per
($’s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share
Net Investment Income/(loss)	$17.1	$0.24	$(2.1)	$(0.03)	$18.5	$0.25
Net realized and unrealized gains/(losses)	$(14.6)	$(0.20)	$(36.9)	$(0.51)	$(39.0)	$(0.53)
Basic earnings/(loss) per share	$2.5	$0.03	$(39.1)	$(0.54)	$(20.5)	$(0.28)
Distributions declared	$15.3	$0.21	$15.2	$0.21	$15.6	$0.21
Net Investment Income/(loss), as adjusted[1]	$17.1	$0.24	$(2.1)	$(0.03)	$21.7	$0.29
Basic earnings/(loss) per share, as adjusted[1]	$2.5	$0.03	$(39.1)	$(0.54)	$(17.3)	$(0.23)

	2016 Totals		2015 Totals
	Total	Per	Total	Per
($’s in millions, except per share data)	Amount	Share	Amount	Share
Net Investment Income/(loss)	$54.0	$0.74	$75.2	$1.01
Net realized and unrealized gains/(losses)	$(138.3)	$(1.90)	$(36.6)	$(0.49)
Basic earnings/(loss) per share	$(84.3)	$(1.16)	$38.6	$0.52
Distributions declared	$61.0	$0.84	$62.6	$0.84
Net Investment Income/(loss), as adjusted[1]	$54.0	$0.74	$72.0	$0.97
Basic earnings/(loss) per share, as adjusted[1]	$(84.3)	$(1.16)	$35.4	$0.48

	As of	As of	As of
	December 31,	September 30,	December 31,
($’s in millions, except per share data)	2016	2016	2015
Total assets	$957.1	$971.3	$1,148.4
Investment portfolio, at fair market value	$931.1	$946.6	$1,117.0
Debt outstanding	$335.7	$321.4	$362.6
Total net assets	$596.3	$608.1	$753.8
Net asset value per share	$8.21	$8.38	$10.17
Net leverage ratio[2]	0.55x	0.55x	0.47x

Business Updates

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Vertellus, which filed its U.S. operations for Chapter 11 bankruptcy protection on May 31, 2016, emerged from bankruptcy on October 31, 2016. Post-emergence, we own 12.1% of the common equity in addition to cash paying restructured 1st and 2nd lien debt securities.

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Senior Loan Partners, our joint venture with Windward Investments LLC, made investments into three new portfolio companies during the quarter, bringing committed and outstanding amounts to $55.2 million and $53.7 million, respectively. The three new investments at par are (i) a $9.0 million first lien term loan to Dunn Paper, Inc., a manufacturer and provider of high-performance paper materials in the lightweight food packaging segment, (ii) a $10.0 million first lien term loan to O2 Partners, LLC, a producer of open-cell foam insoles for leading shoe brands and (iii) a $10.0 million first lien term loan to Digital Room LLC, an e-commerce focused B2B printer of a variety of marketing related products.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased, unamortized debt issuance costs and legal settlement payable, if any.

•	During the quarter, we received a $1.1 million, or $0.02 per share, insurance reimbursement payment connected to our previously disclosed legal settlement relating to the AL Solutions matter.

•

For the year ended December 31, 2016, we repurchased a total of 1.9 million shares of our common stock on the open market for $16.1 million, including brokerage commissions, at an average price of $8.45 per share. There were no share repurchases during the fourth quarter. Since the inception of our share repurchase program through December 31, 2016, we have purchased 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. As of December 31, 2016, the Company had approximately 1.2 million additional shares authorized for repurchase.

Portfolio and Investment Activity*

($’s in millions)

	Three months	Three months
	ended	ended	Year ended	Year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Commitments	$107.8	$98.3	$325.4	$311.8
Investment exits	$109.2	$93.4	$377.2	$417.7
Number of portfolio company investments at the end of period			38	45
Weighted average yield of debt and income producing equity securities, at fair market value			11.7%	11.6%
% of Portfolio invested in Secured debt, at fair market value			66%	74%
% of Portfolio invested in Unsecured debt, at fair market value			17%	15%
% of Portfolio invested in Equity, at fair market value			17%	11%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)			$31.8	$32.5

*	balance sheet amounts above are as of period end

•

We invested $107.8 million during the quarter, while sales, repayments and other exits of investments totaled $109.2 million, resulting in a $1.4 million net decrease in our portfolio due to investment activity. Excluding the impact of the Vertellus restructuring, commitments and exits were $58.3 million and $59.7 million, respectively. Nearly 70% of our deployments during the quarter were represented by two portfolio companies: (i) $20.0 million of L + 1,000 second lien debt to Paragon Films, Inc. and (ii) $20.2 million of incremental equity to Senior Loan Partners. Approximately 90% of our proceeds from exits during the quarter were also represented by two transactions: (i) a repayment at par of our $35.1 million investment in BPA Laboratories Inc. and (ii) a $20.0 million reduction in our position in Sur La Table, Inc.

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Our non-accrual rate further improved compared to the prior three quarters as a result of the aforementioned Vertellus restructuring. As of December 31, 2016, our non-accruals were 0.7% of our total debt investments at fair market value, and 5.4% at amortized cost, compared with 4.0% and 11.1%, respectively, as of the prior quarter-end. Our average internal investment rating at fair market value at year-end was 1.35 as compared to 1.40 as of the prior quarter end.

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The portion of our portfolio invested in equity securities increased during the quarter to 17% at year end, primarily due to the deployment of $20.2 million of equity capital into Senior Loan Partners. Our portfolio composition of secured debt, at fair market value, decreased to 66% at year end, primarily resulting from the repayment of BPA Laboratories, Inc. during the quarter. Unsecured debt increased to 17% due to net depreciation in our total portfolio resulting in a smaller overall portfolio at fair market value. Total portfolio yield increased 30 basis points sequentially from 11.4% as of last quarter-end to 11.7%, largely a result of the Vertellus restructuring removing the investment from non-accrual status.

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Net unrealized depreciation decreased $12.5 million during the current quarter, bringing total balance sheet unrealized depreciation to $92.3 million. During the period, gross unrealized depreciation of $17.2 million primarily from legacy assets was partially offset by $3.2 million of gross unrealized appreciation. Further, there was $26.4 million of unrealized appreciation during the quarter due primarily to the reversal of previously recognized unrealized depreciation on the Vertellus restructuring.

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Fee income earned on capital structuring, prepayments, commitment, administration and amendments during the current quarter totaled $2.6 million, as compared to $0.5 million earned during the preceding quarter, and $1.5 million earned during the prior year quarter. Current quarter investment income also includes a $1.1 million insurance reimbursement received in connection with the previously disclosed AL Solutions legal settlement during the quarter. Excluding fee income and the insurance reimbursement, investment income decreased approximately 5% compared to the prior quarter, and 20% as compared to this quarter one year ago. The decreases were a result of a net reduction in overall income producing assets over the year, as well as certain investments on non-accrual status through the course of 2016.

Fourth Quarter and Full Year Financial Updates

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Both GAAP net investment income (“NII”), and NII, as adjusted, were $17.1 million, or $0.24 per share, and $54.0 million, or $0.74 per share, respectively, for the three months and year ended December 31, 2016. Relative to 2016 distributions declared of $0.84 per share, our GAAP NII distribution coverage was 89% for the year, and 115% excluding the $16.4 million net expense resulting from the previously disclosed legal settlement, net of the current quarter insurance reimbursement.

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During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of December 31, 2016. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. There is currently no balance accrued for incentive management fees based on gains as of the measurement period ending December 31, 2016. Furthermore, no incentive management fees based on income were earned and payable for the quarter, as the distributable income amount was reduced below the hurdle by the net realized and unrealized losses in the portfolio for the trailing four quarter period. As a result, there were no pro-forma incentive management fees based on income for the quarter causing our NII, as adjusted, to equal our GAAP NII of $0.24 per share. We estimate that the waiver of the incentive management fees based on income will add approximately $0.03-$0.04 per share per quarter to NII based on the current earnings run-rate of the Company.

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Our 2016 weighted average cost of debt decreased 141 basis points to 4.37%, as compared to 2015. This was primarily driven by (i) refinancing our $158 million 6.5% senior secured notes with proceeds from our revolving credit facility and (ii) the subsequent lowering of the interest rate margin on the credit facility pursuant to the amendment and restatement earlier in the year. Our 2016 borrowing costs, on a dollar basis, are more than 30% lower than the prior year, and we realized an annual savings in financing costs of $0.10 per share.

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Tax characteristics of all 2016 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2016 tax distributions of $0.73 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2016. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

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At December 31, 2016, we had total liquidity of $260.7 million, consisting of $10.7 million in cash and cash equivalents and $250.0 million of availability under our credit facility, subject to leverage and borrowing base restrictions. The credit facility was amended and extended during the first quarter of 2016 to a February 2021 maturity.

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Our net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance, stood at 0.55x at year-end, and our 275% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $256.3 million. Further, as of quarter-end, 86% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

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BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 9, 2017, to discuss its fourth quarter 2016 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 710-3981, or from outside the United States, (913) 312-0934, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 3210745). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 9, 2017 and ending at 1:00 p.m. on Thursday, March 23, 2017. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 3210745.

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Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $586,176,755 and $876,732,386)	$512,308,390	$826,766,931
Non-controlled, affiliated investments (cost of $112,640,458 and $62,003,676)	109,342,171	67,163,896
Controlled investments (cost of $322,768,014 and $214,393,103)	309,472,929	223,065,737

Total investments at fair value (cost of $1,021,585,227 and $1,153,129,165)	931,123,490	1,116,996,564
Cash and cash equivalents	10,707,834	12,414,200
Receivable for investments sold	449,578	1,408,841
Interest and fees receivable	10,750,723	13,531,749
Prepaid expenses and other assets	4,035,866	4,040,147

Total Assets	$957,067,491	$1,148,391,501

Liabilities
Debt	335,667,906	362,551,503
Interest payable	3,041,680	7,826,690
Distributions payable	15,262,010	15,560,829
Base management fees payable	4,860,614	5,986,455
Accrued administrative services	—	219,917
Other accrued expenses and payables	1,914,912	2,493,492

Total Liabilities	360,747,122	394,638,886

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,228,207 and 76,747,083 issued and 72,676,242 and 74,099,182 outstanding	77,228	76,747
Paid-in capital in excess of par	877,300,709	873,338,049
Undistributed / (Distributions in excess of) net investment income	(7,965,655)	(17,112)
Accumulated net realized loss	(144,527,577)	(60,922,258)
Net unrealized (depreciation)	(92,261,515)	(38,513,195)
Treasury stock at cost, 4,551,965 and 2,647,901 shares held	(36,302,821)	(20,209,616)

Total Net Assets	596,320,369	753,752,615

Total Liabilities and Net Assets	$957,067,491	$1,148,391,501

Net Asset Value Per Share	$8.21	$10.17

	Three months	Three months
BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	ended December 31, 2016	ended December 31, 2015	Year ended December 31, 2016	Year ended December 31, 2015
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$15,697,518	$23,270,640	$76,316,526	$94,575,801
Non-controlled, affiliated investments	2,060,394	1,406,271	5,946,132	5,832,038
Controlled investments	5,406,109	4,146,243	19,794,802	17,902,315

Total interest income	23,164,021	28,823,154	102,057,460	118,310,154

Fee income:
Non-controlled, non-affiliated investments: prepayment fees	16,609	900,718	3,023,253	2,059,868
Non-controlled, non-affiliated investments: capital structuring fees	776,449	—	1,854,018	1,127,140
Non-controlled, non-affiliated investments: other	1,766,455	615,966	2,903,296	2,060,700
Controlled investments	39,890	25,000	291,640	328,033

Total fee income	2,599,403	1,541,684	8,072,207	5,575,741

Dividend income:
Non-controlled, non-affiliated investments	188,016	195,919	774,235	1,013,960
Non-controlled, affiliated investments	178,425	411,647	1,869,769	1,633,135
Controlled investments	790,381	811,102	3,565,984	2,877,617

Total dividend income	1,156,822	1,418,668	6,209,988	5,524,712

Other income	1,100,000	—	1,100,000	—

Total investment income	28,020,246	31,783,506	117,439,655	129,410,607

Expenses:
Base management fees	4,860,615	5,986,455	21,460,909	24,678,087
Legal settlement	—	—	17,500,000	—
Incentive management fees	—	—	—	(3,189,459)
Interest and credit facility fees	4,020,290	5,904,971	16,661,674	24,290,518
Professional fees	865,235	355,816	2,544,235	2,081,220
Administrative services	282,023	219,917	1,333,440	1,614,561
Director fees	184,750	175,000	706,500	698,500
Investment advisor expenses	87,504	83,796	350,004	798,139
Other	637,466	523,142	2,846,328	3,247,998

Total expenses	10,937,883	13,249,097	63,403,090	54,219,564

Net Investment Income	17,082,363	18,534,409	54,036,565	75,191,043

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(27,049,481)	2,273,087	(83,048,145)	28,721,448
Non-controlled, affiliated investments	—	—	—	121,381,408
Controlled investments	—	(9,260,324)	(1,532,024)	(27,845,330)

Net realized gain (loss)	(27,049,481)	(6,987,237)	(84,580,169)	122,257,526

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	27,925,028	(38,537,721)	(25,979,691)	(66,265,415)
Non-controlled, affiliated investments	(3,740,774)	3,198,488	(6,008,885)	(114,059,303)
Controlled investments	(11,554,566)	3,521,361	(21,967,719)	22,751,536
Foreign currency translation	(152,457)	(225,664)	207,975	(1,250,303)

Net change in unrealized appreciation (depreciation)	12,477,231	(32,043,536)	(53,748,320)	(158,823,485)

Net realized and unrealized gain (loss)	(14,572,250)	(39,030,773)	(138,328,489)	(36,565,959)

Net Increase (Decrease) in Net Assets Resulting from Operations	$2,510,113	$(20,496,364)	$(84,291,924)	$38,625,084

Net Investment Income (Loss) Per Share
Basic	$0.24	$0.25	$0.74	$1.01

Diluted	$0.26	$0.24	$0.74	$0.97

Earnings (Loss) Per Share
Basic	$0.03	$(0.28)	$(1.16)	$0.52

Diluted	$0.05	$(0.22)	$(1.16)	$0.54

Average Shares Outstanding
Basic	72,673,587	74,203,324	72,757,978	74,576,277

Diluted	82,570,315	84,100,051	72,757,978	84,473,005

Distributions Declared Per Share	$0.21	$0.21	$0.84	$0.84

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2016	Three months ended December 31, 2015	Year ended December 31, 2016	Year ended December 31, 2015
GAAP Basis:
Net Investment Income/(Loss)	$17,082,363	$18,534,409	$54,036,565	$75,191,043
Net Investment Income/(Loss) per share	0.24	0.25	0.74	1.01
Addback: GAAP incentive management fee expense based on Gains	—	—	—	(3,200,520)
Addback: GAAP incentive management fee expense based on Income	—	—	—	11,061
Pre-Incentive Fee[1]:
Net Investment Income/(Loss)	$17,082,363	$18,534,409	$54,036,565	$72,001,584
Net Investment Income/(Loss) per share	0.24	0.25	0.74	0.97
Less: Incremental incentive management fee expense based on Income	—	(3,169,395)	—	11,061
As Adjusted[2]:
Net Investment Income/(Loss)	$17,082,363	$21,703,804	$54,036,565	$71,990,523
Net Investment Income/(Loss) per share	0.24	0.29	0.74	0. 97

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[2]

As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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